Exhibit 10.1

AMENDMENT OF “GENERAL” CONTINGENT VALUE RIGHTS AGREEMENT
This Amendment (this “Amendment”) is dated May 20, 2014 and amends that certain “General” Contingent Value Rights Agreement dated as of January 27, 2010 (as previously amended on January 26, 2011, the “Agreement”) by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation, Metabasis Therapeutics, Inc., a Delaware corporation (“Target”), David F. Hale, as Stockholders’ Representative (the “Stockholders’ Representative”), and Computershare Inc., a Delaware corporation (successor to Mellon Investor Services LLC, a New Jersey limited liability company), as Rights Agent (the “Rights Agent”) and as initial General CVR Registrar. Pursuant to Section 5.2(a) of the Agreement, this Amendment is effective upon the signatures only of Ligand Pharmaceuticals Incorporated, a Delaware corporation (authorized by a Board Resolution) and the Rights Agent, accompanied by the consent of the Stockholders’ Representative. Pursuant to Section 5.4 of the Agreement, every Holder shall be bound by this Amendment.
Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement. References herein to “Ligand” shall be understood to mean Ligand Pharmaceuticals Incorporated, a Delaware corporation, and its consolidated group (including without limitation Target), all together; unless the context requires “Ligand” to be understood to mean Ligand Pharmaceuticals Incorporated, a Delaware corporation, in which case the term shall be understood to mean Ligand Pharmaceuticals Incorporated, a Delaware corporation.
1.     Transaction. Ligand is contemplating a transaction (the “Transaction”) in which Ligand would cause Target to grant licenses of one or more drug candidates and/or technology and/or Intellectual Property from the FBPase Inhibitor Program and one or more drug candidates and/or technology and/or Intellectual Property from the DGAT-1 Program (the “Transaction General Program Licenses”) to Viking Therapeutics, Inc., a Delaware corporation (“Viking”). As part of the Transaction, Viking would also be capitalized with other assets, including without limitation a license of one or more drug candidates and/or technology and/or Intellectual Property from Target’s TR Beta Program. Under the respective Transaction General Program Licenses, Ligand and/or Target would have milestone payment and royalty rights. In addition, as further consideration for the respective Transaction General Program Licenses, Viking would give Ligand respective contingent rights to receive a calculated number and type of shares of stock of Viking (the respective “General Program Contingent Stock Rights”). In particular,
(a)    Ligand shall have the right to receive such calculated number and type of shares if and when Viking closes the first private offering of Viking shares for which Ligand affirmatively elects to trigger the General Program Contingent Stock Rights (provided that Viking has not previously closed an initial public offering of Viking shares) – this is referred to as the “Private Trigger”; and
(b)    Ligand shall have the right to receive such calculated number and type of shares if and when Viking closes an initial public offering of Viking shares (provided that Ligand has not previously affirmatively elected to trigger the General Program Contingent Stock Rights for a private offering of stock as contemplated in subsection 1(a) above) – this is referred to as the “Public Trigger.”
2.    Public or Private Trigger Payout is Proceeds.
(a)    If, as and when Ligand receives from Viking shares of stock of Viking in respect of the General Program Contingent Stock Rights or receives from Viking other consideration in lieu of shares of stock of Viking in respect of the General Program Contingent Stock Rights (e.g., if the Transaction agreement is amended to provide for such other consideration to be received in lieu), the shares so received (and the total fair market value of such other consideration received in lieu) shall be deemed Proceeds received by Ligand in connection with a General Licensing Event for a General Program.
(b)    For the purpose of calculating the General Licensing Payment Amounts/General CVR Payment Amounts associated with the Transaction agreement, it is acknowledged that Ligand has not made research and/or development investments (that would qualify as Funding expenditures) after the Effective Time of at least $700,000 for the FBPase Inhibitor Program and has not made research and/or development investments (that would qualify as Funding expenditures) after the Effective Time of at least $700,000 for the DGAT-1 Program; and that therefore such General Licensing Payment Amounts/General CVR Payment Amounts would be 50% of actual Proceeds received by Ligand before the Outside Date, less any out-of-pocket costs and expenses reasonably incurred by Ligand, or any of its subsidiaries or Affiliates, in connection with such General Licensing Event(s) (including reasonable attorneys fees and brokers commissions). It is hereby agreed, however, that for Proceeds consisting of shares of stock of Viking which Ligand receives from Viking in respect of the General Program Contingent Stock Rights arising from and allocated to the FBPase Inhibitor Program (other than any Additional Shares, as defined below) or consisting of other consideration which Ligand receives from Viking in lieu of shares of stock of Viking in respect of the General Program Contingent Stock Rights (i.e., if the Transaction agreement is amended to provide for such other consideration to be received in lieu) arising from and allocated to the FBPase Inhibitor Program (other than in lieu of any Additional Shares), the General Licensing Payment Amount/General CVR Payment Amount shall be 60% (not 50%) of actual Proceeds received by Ligand, less any out-of-pocket costs and expenses reasonably incurred by Ligand, or any of its subsidiaries or Affiliates, in connection with such General Licensing Event (including reasonable attorneys fees and brokers commissions); for the avoidance of doubt, this special 60% rate shall not apply to any Additional Shares, milestone payments or royalties arising from and allocated to the FBPase Inhibitor Program and shall not apply to any Proceeds arising from and allocated to the DGAT-1 Program. Ligand shall pay the indicated General CVR Payment Amounts in respect of the General Program Contingent Stock Rights in cash, as and when contemplated by Section 2.4(a) of the Agreement, based upon the cash equivalent of such non-cash proceeds (i.e., of such shares of Viking received) or of such other consideration in lieu of such Viking stock determined as of the day Ligand receives such Viking stock (or as of the day Ligand receives such other consideration in lieu of such Viking stock).
(c)    Notwithstanding the foregoing subsection 2(b) and notwithstanding anything in the Agreement to the contrary, in the case of a Public Trigger payout:
(i)    The cash equivalent per share of any and all shares of Viking issued by Viking to Ligand in connection with such Public Trigger (i.e., the cash equivalent per share of such non-cash proceeds) shall be conclusively deemed to be 100% of the offering price per share to the public of the shares of Viking sold and issued in such initial public offering.
(ii)    Ligand need not deliver the indicated General CVR Payment Amounts in cash to the Rights Agent until the tenth Business Day before the applicable General CVR Payment Date.
(iii)    Depending upon the period in which the date of the Achievement Certificate falls, the “applicable General CVR Payment Date” (for the purpose of the foregoing subsection 2(c)(ii)) shall be the date set forth in the following table:

If the date of the Achievement Certificate is within the period:	Then the “applicable General CVR Payment Date” (for the purpose of the foregoing subsection 2(c)(ii)) shall be:

between December 20 and March 31, inclusive	the July 1 falling in the same year as such March 31
between April 1 and June 20, inclusive	the January 1 falling in the year after such June 20
between June 21 and September 30, inclusive	the January 1 falling in the year after such September 30
between October 1 and December 19, inclusive	the July 1 falling in the year after such December 19

(d)    Notwithstanding the foregoing subsection 2(b) and notwithstanding anything in the Agreement to the contrary, it is understood and agreed that the proportions of (i) the number of shares of Viking issuable by Viking to Ligand under the respective General Program Contingent Stock Rights in respect of the respective Transaction General Program Licenses to (ii) the aggregate number of shares of Viking issuable by Viking to Ligand under all contingent rights of Ligand to receive shares of Viking in connection with the Transaction (including not only in respect of the Transaction General Program Licenses but also in respect of all other licenses of Ligand assets being licensed by Ligand to Viking in connection with the Transaction) shall be established by Ligand and Viking in the Transaction agreement as follows:
(i)    The license for the FBPase Program [a General Program]: 3.5/29
(ii)    The license for the DGAT-1 Program [a General Program]: 1/29
(iii)    The license for the TR Beta Program: 2.5/29
(iv)    The license for Ligand’s SARM program: 21/29
(v)    The license for Ligand’s EPOR program: 1/29
and that the fairness of such proportions, if so established in good faith, shall be deemed conclusive and binding for all purposes of the Agreement and of this Amendment. For avoidance of doubt: these same proportions calculated pursuant to the preceding sentence shall also establish, conclusively and on a binding basis, the percentage of Additional Shares which are allocated to the Transaction General Program Licenses such as to, when and if received, constitute Proceeds. “Additional Shares” refers to any and all additional shares of Viking issuable under the respective General Program Contingent Stock Rights by Viking to Ligand (or to any other consideration given by Viking to Ligand in lieu of such additional shares of Viking stock) under the Transaction agreement in the event that the pre-money valuation of Viking associated with the Public Trigger or the Private Trigger (as applicable) exceeds a certain threshold amount. Notwithstanding anything contained herein to the contrary, until an Achievement Certificate is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that a General CVR Payment Event has not occurred.
3.    Milestone Payments; Royalties.     For the avoidance of doubt: if, as and when Ligand receives from Viking any milestone payments or royalties pursuant to the terms of the Transaction General Program Licenses, such milestone payments or royalties shall constitute the receipt by Ligand of Proceeds in connection with a General Licensing Event, and the provisions of the Agreement shall apply thereto.
4.    Upfront Payments. Ligand represents and warrants that the Transaction General Program Licenses will not include any upfront payments other than the General Program Contingent Stock Rights.
5.    Things which are not Proceeds.     Notwithstanding anything in the Agreement to the contrary:
(a)    Ligand’s receipt of the General Program Contingent Stock Rights shall be deemed not to constitute the receipt by Ligand of any Proceeds. (Rather, payouts by Viking upon the General Program Contingent Stock Rights to Ligand shall be deemed to constitute the receipt by Ligand of Proceeds.)
(b)    Any proceeds received by Viking or its stockholders (including by Ligand in its capacity as a Viking stockholder) in connection with Viking being acquired shall be deemed not to constitute the receipt by Ligand of any Proceeds.
(c)    Any proceeds received by Viking from a sale or sublicensing of the Transaction General Program Licenses shall be deemed not to constitute the receipt by Ligand of any Proceeds.
(d)    Any dividends ever paid by Viking on its stock, including on shares thereof owned by Ligand, shall be deemed not to constitute the receipt by Ligand of any Proceeds.

(e)    If Ligand, after receiving shares of Viking stock and paying or satisfying the indicated General CVR Payment Amounts as contemplated herein, disposes of any or all of such shares of Viking stock for value (e.g., open market sales), such value received shall be deemed not to constitute the receipt by Ligand of any Proceeds.
6.    No Privity. For the avoidance of doubt: Viking shall not assume any of Ligand’s obligations under the Agreement (as amended hereby) and Viking shall have no obligations of any kind to the Stockholders’ Representative or the Holders unless Viking hereafter expressly assumes such obligations.
7.    Miscellaneous.
(a)    This Amendment is entered into in order to induce and facilitate the Transaction, which each party considers to be in its own interest. If the Transaction has not occurred within one year after the date of this Amendment, this Amendment shall be void. Failure of Viking to attempt or close an initial public offering and/or one of more private financings would not void this Amendment, however.
(b)    Except as expressly set forth herein, the Agreement remains unchanged and in full force and effect.
(c)    Ligand Pharmaceuticals Incorporated represents and warrants that it is authorized by a Board Resolution to enter into this Amendment.
    (d)    This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflicts of laws; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
(e)    In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, but this Amendment shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein; provided, however, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately. Upon such determination that any term or other provisions is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Amendment so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
(f)    This Amendment may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means).

IN WITNESS WHEREOF, the undersigned parties have executed and entered into this Amendment of “General” Contingent Value Rights Agreement as of the date first written above.

LIGAND PHARMACEUTICALS INCORPORATED
By: /s/ Charles Berkman
Name: Charles Berkman

Title: Vice President, General Counsel and Secretary
COMPUTERSHARE INC.
By: /s/ Dennis V. Mocchia
Name: Dennis V. Mocchia
Title: Manager, Contract Administration
Consented to:

/s/ David F. Hale
DAVID F. HALE
(as Stockholders’ Representative)